Exhibit 99.1

For Immediate Release
Contacts:
Keith LaVanway
847-597-9353
klavanway@pregis.com
PREGIS ANNOUNCES FIRST QUARTER 2011 FINANCIAL RESULTS
Deerfield, IL, May 10, 2011 — Pregis Corporation, a leading international manufacturer, marketer, and supplier of protective packaging products and specialty packaging solutions, today announced its 2011 first quarter financial results.
For the first quarter of 2011, the Company generated net sales of $227.0 million, an increase of 8.1% versus net sales of $210.0 million in the first quarter of 2010. The increase was driven primarily by the impact of selling price increases, increased volumes from the Company’s growth initiatives, and incremental sales associated with the acquisition of IntelliPack, partially offset by unfavorable foreign currency translation. Excluding the impact of unfavorable foreign currency translation and the net sales of the partial quarter for IntelliPack (acquired in February of 2010), net sales for the three months ended March 31, 2011 increased 7.4% compared to the same period in 2010.
Gross margin as a percent of net sales decreased to 21.4% for the first quarter of 2011, compared to 22.6% for the same period of 2010. The year-over-year decline in gross margin as a percentage of net sales was driven primarily by increased key raw material costs partially offset by the impact of selling price increases. The majority of the products we sell are plastic-resin based, and therefore our operations are highly sensitive to fluctuations in the costs of plastic resins. In the first quarter of 2011 as compared to the same period of 2010, average resin costs increased approximately 12% in North America and 30% in Europe, as measured by the Chemical Market Associates, Inc. (“CMAI”) index and ICIS index, their respective market indices.
Adjusted EBITDA, or “Consolidated Cash Flow” as defined by our indentures, is a significant operating measure used by the Company to measure its operating performance and liquidity. Adjusted EBITDA was $18.1 million in the first quarter of 2011 compared to $18.2 million for the same period in 2010.
Commenting on the Company’s first quarter results, Glenn Fischer, President and Chief Executive Officer, stated, “In the first quarter, we continued to drive our growth initiatives, particularly in inflatable and foam-in-place systems. The positive impact of this growth, however, was more than offset by significant year-over-year increases in our key raw material costs, which negatively impacted us in the first quarter 2011 by almost $13 million compared to the prior year”.

Mr. Fischer continued, “With resin costs continuing to increase in the second quarter, we have seen improved market conditions for increasing selling prices, particularly in North America. We will continue to aggressively increase selling prices, coincident with increases in key raw material costs. We are determined to avoid the gaps we have experienced in the past fifteen months, as a result of delays in implementing price increases, despite dramatically higher raw material costs”.
Segment Performance
Comments on segment net sales and EBITDA performance for the first quarter of 2011 is as follows:
•	Net sales of the protective packaging segment increased by $11.2 million, or 8.3%. This increase was driven primarily by the impact from selling price increases, incremental sales from the 2010 IntelliPack acquisition, and higher sale volumes resulting from the Company’s growth initiatives, partially offset by unfavorable foreign currency translation. Excluding the unfavorable foreign currency translation and the IntelliPack acquisition, net sales for the first quarter 2011 increased 7.3%.

•	EBITDA of the protective packaging segment increased $1.4 million, or 12.9%, compared to the same quarter of 2010. This increase was primarily due to selling price increases, higher sales volumes, and the IntelliPack acquisition, partially offset by significantly higher key raw material costs.

•	Net sales of the specialty packaging segment increased $5.8 million, or 7.7% compared to the same quarter 2010. This increase was primarily driven by the impact of selling price increases and higher sales volumes.

•	EBITDA of the specialty packaging segment decreased $0.5 million or 4.7% primarily due to increased key raw material costs. .
A summary of Adjusted EBITDA, a significant measure required by the Company’s indentures and used by the Company to measure its operating performance and liquidity, is presented in the supplemental information at the end of this release.
New Credit Facility:
On March 23, 2011, Pregis and its subsidiaries entered into a $75 million ABL credit facility with Wells Fargo Capital Finance as Agent. The facility is subject to a borrowing base (including eligible accounts receivable and inventory) and includes a $30 million UK facility. The facility also provides for future uncommitted increases of its maximum amount, not to exceed $40 million. The facility matures on the earlier of March 22, 2016 and the date that is 90 days prior to the maturity of the existing high yield notes of Pregis Corporation (as such notes may be refinanced prior to such maturity date). The advances under the ABL credit facilities bear interest, at our option, equal to adjusted LIBOR, plus an applicable margin, or a base rate, plus an applicable margin. The applicable margin for LIBOR loans ranges from 2.5% to 3%, depending on our average quarterly excess availability. The applicable margin for the base rate loans is 100 basis points lower than the applicable margin for the LIBOR loans.
Obligations under the US facility are guaranteed by Pregis and substantially all of its US subsidiaries and are secured by a first priority security interest in substantially all of the assets (other than certain excluded property) of Pregis and its US subsidiaries and by capital stock of substantially all of Pregis’ US subsidiaries and 65% of voting stock (and 100% of the nonvoting stock) of its first-tier foreign subsidiaries. Obligations under the UK facility are guaranteed by Pregis and substantially all of its foreign and domestic subsidiaries and are secured by substantially all of the assets (other than certain excluded property) of Pregis and its foreign and domestic subsidiaries and by capital stock of substantially all of Pregis’ foreign and domestic subsidiaries. The facility contains customary representations, warranties, covenants and events of default, including monthly compliance with a “springing” fixed charge coverage ratio of 1.1 to 1.0 if the excess availability of Pregis and its subsidiaries falls below a certain level. The ABL credit facility is also subject to mandatory prepayments out of certain asset sales, insurance, and condemnation proceeds if the excess availability of Pregis and its subsidiaries falls below a certain level.
Conference Call:
The Company will conduct an investor conference call to review its 2011 first quarter results on Wednesday, May 11, 2011 at 10:00 a.m. ET (9:00 a.m. CT). The call can be accessed through the following dial-in numbers: Domestic: 866-713-8565; International: 617-597-5324; Participant Passcode: 83288671. A replay of the conference call will be available through May 25, 2011. The replay may be accessed using the following dial-in information: Domestic: 888-286-8010; International: 617-801-6888; Passcode: 87085216.
About Pregis:
Pregis Corporation is a leading global provider of innovative protective, flexible, and foodservice packaging and hospital supply products. The specialty-packaging leader currently operates 46 facilities in 18 countries around the world. Pregis Corporation is a wholly owned subsidiary of Pregis Holding II Corporation. For more information about Pregis, visit the Company’s web site at www.pregis.com.
Safe Harbor Statement:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. For a discussion of key risk factors, please see the risk factors disclosed in the Company’s annual report, which is available on its website, www.pregis.com. These risks may cause actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no duty to update its forward-looking statements.

Pregis Holding II Corporation
Consolidated Balance Sheets
Unaudited
(dollars in thousands)

	March 31, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$31,066	$47,845
Accounts receivable
Trade, net of allowances of $8,034 and $7,513 respectively	143,026	118,836
Other	9,093	18,573
Inventories, net	103,926	88,975
Deferred income taxes	3,777	3,699
Due from Pactiv	1,133	1,161
Prepayments and other current assets	10,344	9,131

Total current assets	302,365	288,220
Property, plant and equipment, net	202,764	198,260
Other assets
Goodwill	141,213	139,795
Intangible assets, net	53,132	53,642
Deferred financing costs, net	5,329	4,816
Due from Pactiv, long-term	8,426	8,168
Pension and related assets	12,313	11,848
Restricted Cash	3,502	3,501
Other	437	448

Total other assets	224,352	222,218

Total assets	$729,481	$708,698

Liabilities and stockholder’s equity
Current liabilities
Current portion of long-term debt	$4,134	$46,363
Accounts payable	111,552	101,266
Accrued income taxes	4,946	2,971
Accrued payroll and benefits	17,589	14,626
Accrued interest	12,524	7,654
Other	20,552	20,903

Total current liabilities	171,297	193,783

Long-term debt	501,500	442,908
Deferred income taxes	15,100	16,029
Long-term income tax liabilities	4,177	5,732
Pension and related liabilities	4,311	4,149
Other	17,725	19,566
Stockholder’s equity:
Common stock — $0.01 par value; 1,000 shares authorized, 149.0035 shares issued and outstanding at March 31, 2011 and December 2010	—	—
Additional paid-in capital	155,291	155,055
Accumulated deficit	(127,139)	(119,400)
Accumulated other comprehensive loss	(12,781)	(9,124)

Total stockholder’s equity	15,371	26,531

Total liabilities and stockholder’s equity	$729,481	$708,698

Pregis Holding II Corporation
Consolidated Statements of Operations
Unaudited
(dollars in thousands)

	Three Months Ended March 31,
	2011	2010

Net Sales	$226,998	$210,036

Operating costs and expenses:
Cost of sales, excluding depreciation and amortization	178,350	162,470
Selling, general and administrative	33,074	36,880
Depreciation and amortization	12,370	11,195
Other operating expense, net	295	647

Total operating costs and expenses	224,089	211,192

Operating income (loss)	2,909	(1,156)
Interest expense	13,130	12,004
Interest income	—	(36)
Foreign exchange (income) loss, net	(1,128)	1,277

Loss before income taxes	(9,093)	(14,401)
Income tax benefit	(1,354)	(2,193)

Net loss	$(7,739)	$(12,208)

Pregis Holding II Corporation
Consolidated Statements of Cash Flows
Unaudited
(dollars in thousands)

	Three Months Ended March 31,
	2011	2010
Operating activities
Net loss	$(7,739)	$(12,208)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	12,370	11,195
Deferred income taxes	(1,814)	(2,873)
Unrealized foreign exchange (gain) loss	(952)	1,222
Amortization of deferred financing costs	866	880
Amortization of debt discount	809	734
Gain on disposal of property, plant and equipment	(85)	(42)
Stock compensation expense	236	664
Changes in operating assets and liabilities
Accounts and other receivables, net	(9,434)	(4,738)
Due from Pactiv	34	(64)
Inventories, net	(11,568)	(8,661)
Prepayments and other current assets	(846)	(1,001)
Accounts payable	6,472	14,383
Accrued taxes	242	(510)
Accrued interest	4,641	4,598
Other current liabilities	3,006	(1,993)
Pension and related assets and liabilities, net	(117)	(467)
Other, net	(1,994)	840

Cash provided (used in) operating activities	(5,873)	1,959

Investing activities
Capital expenditures	(8,429)	(6,836)
Proceeds from sale of assets	217	94
Acquisition of business, net of cash acquired	(253)	(31,385)
Change in restricted cash	—	(3,500)

Cash used in investing activities	(8,465)	(41,627)

Financing activities
Repayment of debt	(43,000)	—
Proceeds from ABL credit facility	40,084
Proceeds from revolving credit facility	500	500
Deferred financing fees	(1,128)
Other, net	2	(16)

Cash provided (used in) financing activities	(3,542)	484
Effect of exchange rate changes on cash and cash equivalents	1,101	(1,787)

Decrease in cash and cash equivalents	(16,779)	(40,971)
Cash and cash equivalents, beginning of period	47,845	80,435

Cash and cash equivalents, end of period	$31,066	$39,464

Pregis Holding II Corporation
Supplemental Information
(Unaudited)
Calculation of Adjusted EBITDA (“Consolidated Cash Flow”)

(unaudited)	Three Months Ended March 31,
(dollars in thousands)	2011	2010

Net loss of Pregis Holding II Corporation	$(7,739)	$(12,208)
Interest expense, net of interest income	13,130	11,968
Income tax (benefit) expense	(1,354)	(2,193)
Depreciation and amortization	12,370	11,195

EBITDA	16,407	8,762

Other non-cash charges (income):
Unrealized foreign currency transaction losses (gains), net	(952)	1,222
Non-cash stock based compensation expense	236	664
Net unusual or nonrecurring gains or losses:
Restructuring, severance and related expenses	1,495	1,196
Other unusual or nonrecurring gains or losses	430	4,837
Other adjustments:
Amounts paid pursuant to management agreement with Sponsor	510	962
Pro forma adjusted EBITDA of acquired business	—	531

Adjusted EBITDA (“Consolidated Cash Flow”)	$18,126	$18,174

Note to above:
EBITDA is defined as net income before interest expense, interest income, income tax expense, depreciation and amortization. Adjusted EBITDA, referred to as Consolidated Cash Flow within the context of the Company’s indentures, is presented herein because it is a material element of the fixed charge coverage ratio and secured indebtedness leverage ratio included in the Company’s indentures and is a significant operating measure used by the Company to measure its operating performance and liquidity.

Pregis Holding II Corporation
Supplemental Information
(Unaudited)
Calculation of Adjusted EBITDA (“Consolidated Cash Flow”)

(unaudited)	Twelve Months Ended March 31,
(dollars in thousands)	2011	2010

Net loss of Pregis Holding II Corporation	$(32,603)	$(19,810)
Interest expense, net of interest income	49,275	44,805
Income tax (benefit) expense	(8,087)	(1,523)
Depreciation and amortization	47,629	44,506

EBITDA	56,214	67,978

Other non-cash charges (income):
Unrealized foreign currency transaction losses (gains), net	(1,167)	(8,369)
Non-cash stock based compensation expense	2,663	1,585
Non-cash asset impairment charge	—	(59)
Other non-cash expenses, primarily fixed asset disposals and write-offs	1,837	—
Net unusual or nonrecurring gains or losses:
Restructuring, severance and related expenses	9,456	10,604
Other unusual or nonrecurring gains or losses	5,616	10,735
Other adjustments:
Amounts paid pursuant to management agreement with Sponsor	2,019	2,514

Pro forma adjusted EBITDA of acquired business		2,992

Adjusted EBITDA (“Consolidated Cash Flow”)	$76,638	$87,980

Note to above:
EBITDA is defined as net income before interest expense, interest income, income tax expense, depreciation and amortization. Adjusted EBITDA, referred to as Consolidated Cash Flow within the context of the Company’s indentures, is presented herein because it is a material element of the fixed charge coverage ratio and secured indebtedness leverage ratio included in the Company’s indentures and is a significant operating measure used by the Company to measure its operating performance and liquidity.

Pregis Holding II Corporation
First Quarter 2011
Supplemental Information
(Unaudited)
(Amounts and percentage changes are approximations due to rounding.)
Gross Margin Calculations

	Three Months Ended March 31,
(dollars in thousands)	2011	2010	Change

Net sales	$226,998	$210,036	$16,962
Cost of sales, excluding depreciation and amortization	(178,350)	(162,470)	(15,880)

Gross margin	$48,648	$47,566	$1,082

Gross margin, as a percent of net sales	21.4%	22.6%	(1.2)%

Net Sales by Segment

					Change Attributable to the
					Following Factors
	Three Months Ended March 31,				Price /						Currency
	2011	2010	$ Change	% Change	Mix		Volume		Acquisition		Translation
	(dollars in thousands)
Segment:
Protective Packaging	$146,018	$134,860	$11,158	8.3%	$7,010	5.2%	$2,776	2.1%	$2,339	1.7%	$(967)	(0.7)%
Specialty Packaging	80,980	75,176	5,804	7.7%	4,213	5.6%	1,577	2.1%	—	—%	14	0.0%

Total	$226,998	$210,036	$16,962	8.1%	$11,223	5.3%	$4,353	2.1%	$2,339	1.1%	$(953)	(0.4)%

EBITDA by Segment

	Three Months Ended March 31,
	2011	2010	$ Change	% Change
	(dollars in thousands)

Segment:
Protective Packaging	$12,175	$10,781	$1,394	12.9%
Specialty Packaging	9,094	9,544	(450)	(4.7)%

Total segment EBITDA	$21,269	$20,325	$944	4.6%